FOR IMMEDIATE RELEASE

Company Contact:
Jennifer Clay
SKECHERS USA, Inc.
(310) 937-1326

Investor Relations:
Andrew Greenebaum
(310) 829-5400

SKECHERS APPOINTS BDO USA, LLP AS NEW AUDITORS

• Expects to File Its 10-Q on May 10

• Preliminary First Quarter 2013 Net Sales between $440 to $450 Million and EPS between
$0.08 to $0.12

• Two one-time items negatively impacted EPS by $0.07

MANHATTAN BEACH, CA. – April 24, 2013 – SKECHERS USA, Inc. (NYSE:SKX), today announced that the Audit Committee of its Board of Directors has appointed BDO USA, LLP (“BDO”) as the Company’s independent auditors. BDO will commence work immediately with the re-audit of the Company’s financial statements for the fiscal years ended December 31, 2011 and 2012, as well as reviewing the financial statements for the first quarter of 2013. The appointment of BDO was made after an extensive evaluation process by the Company’s Audit Committee.

As previously announced, the change in auditors was the result of KPMG LLP’s (“KPMG”) resignation as Skechers’ independent auditors, due to the impairment of KPMG’s independence resulting from to its now former partner’s alleged unlawful activities. The resignation of KPMG was not related to Skechers’ financial statements, its accounting practices, the integrity of Skechers’ management, or for any other reason.

“Skechers’ focus during this transition period has been on finding new auditors, preparing to report our first quarter 2013 earnings, and managing our global footwear business,” began David Weinberg, Skechers Chief Operating Officer and Chief Financial Officer. “With BDO now in place, we believe that they will efficiently audit the last two fiscal years of our consolidated financial statements and expertly handle our future audit needs.”

Mr. Weinberg continued: “We look forward to our first quarter earnings announcement and expect to report net sales between $440 million to $450 million versus first quarter 2012 net sales of $351.3 million, and earnings per share between $0.08 to $0.12. It is important to note that the combination of two one-time items which negatively impacted our earnings per share by $0.07. First, due to a stronger dollar when our short-term intercompany investments in our foreign subsidiaries were translated into U.S. dollars it resulted in a foreign currency translation loss of $3.0 million in our consolidated financial statements during the first quarter of 2013. In addition, during the first quarter we agreed to a $2.5 million credit to an account that had purchased a significant portion of our excess toning inventory in 2011. We determined this was appropriate due to various issues relating to market conditions, pricing and the amount of toning inventory in the market place.”

The Company also announced that it will schedule its conference call discussing financial results for the first quarter of 2013 on the same day that its quarterly report on Form 10-Q is filed. The Company expects to timely file its Form 10-Q for the first quarter of 2013 on May 10, 2013, or, if necessary, no later than May 15, 2013 with the required notice being filed in accordance with SEC rules. Participating on the call will be David Weinberg, Chief Operating Officer and Chief Financial Officer.

ABOUT SKECHERS USA, INC.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, and over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Brazil, Canada, Chile, Japan, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com, and follow us on Facebook () and Twitter ().

ABOUT BDO USA, LLP

BDO is the brand name for BDO USA, LLP, a U.S. professional services firm providing assurance, tax, financial advisory and consulting services to a wide range of publicly traded and privately held companies. For more than 100 years, BDO has provided quality service through the active involvement of experienced and committed professionals. The firm serves clients through 45 offices and more than 400 independent alliance firm locations nationwide. As an independent Member Firm of BDO International Limited, BDO serves multi-national clients through a global network of 1,204 offices in 138 countries.

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms. BDO is the brand name for the BDO network and for each of the BDO Member Firms. For more information please visit: www.bdo.com.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the ongoing global economic slowdown and market instability; entry into the highly competitive performance footwear market; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2012. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.